PRAXAIR, INC.

           DIRECTOR'S FEES DEFERRAL PLAN

                       RESTATED




THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933.




Originally adopted by the Board:        December 2, 1993

Incorporates Amendment No. 1 Adopted:   September 9, 1996

Effective:                              October 1, 1996



                       PRAXAIR, INC.

              DIRECTOR'S FEES DEFERRAL PLAN



Section 1.  Purpose, Participation

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     (a)	Purpose: The purpose of this Director's Fees Deferral
Plan (the  "Plan") is to enable Praxair, Inc. (the
"Corporation") to attract and retain Directors of outstanding ability by providing them with a mechanism to defer and accumulate Director's fees, meaning (1) the retainer, (2) fees for attendance at meetings of the Board of Directors and Board committees of the Corporation, (3) fees for additional or special services as Directors and (4) other compensatory payments made to Directors by the Corporation in connection with their service as Directors.

     (b)	Participation:  This Plan extends to Directors of the
Corporation not employed by the Corporation or any subsidiary.



Section 2.  Payment of Deferred Amounts

---------------------------------------

     (a) Deferral Election: At any time prior to the beginning of a calendar year, a Director may elect that all or any specified portion of the Director's fees to be earned during such calendar year be credited to a Director's Cash Account, a Director's Stock Unit Account and/or a Director's Discounted Stock Unit Account maintained on such Director's behalf in lieu of payment (a "Deferral Election"). A Director may also make a Deferral Election during the 30 days following the date on which a Director first becomes eligible to receive Director's fees, although any Deferral Election made pursuant to this sentence will apply only to all or any specified portion of the Director's fees earned thereafter. Each Deferral Election must be submitted to the Secretary of the Corporation in writing, and will be deemed to authorize deferral to only a Director's Cash Account except to the extent deferral to a Director's Stock Unit Account or a Director's Discounted Stock Unit Account is expressly specified.

     (b)  Effect of Deferral Election:  Pursuant to such
Deferral Election, the Corporation (i) will not pay the Director's fees covered thereby and (ii) will make payments in accordance with the Deferral Election and this Section 2.

     (c) Payment Commencement Event: At the time of making the Deferral Election, a Director will designate as a "Payment Commencement Event" either (1) the termination of the Director's service as a Director of the Corporation (or any successor) or
(2) the Director's attainment of an age, not to exceed 75, specified by the Director so long as, with respect to payment of a Director's Discounted Stock Unit Account, it does not result in payment prior to the Director's termination of service as a Director. A Director may also elect that notwithstanding any other election made by him pursuant to this Section 2, in the event that the Director terminates service as a Director of the Corporation within one year following a "Change of Control" (as defined in Section 5(h)), the Payment Commencement Event for payments from a deferral account will be the termination of the Director's service as a Director.

     (d) Payment: Payment of amounts deferred pursuant to the Deferral Election will commence on the last business day of the calendar quarter in which the Payment Commencement Event (either as originally designated or as deferred pursuant to clause (1) of Section 2(e)) occurs. Payments from a deferral account will be made in a lump sum (in cash or stock as provided in this Plan) unless a timely election of an installment payment schedule pursuant to clause (2) of Section 2(e) has been made.

     (e) Additional Deferrals: A Director may also (1) elect to defer the Payment Commencement Event to a later date specified by the Director (but not later than attainment of age
75), and/or (2), for Payment Commencement Events other than a Change of Control, elect that (i) payment from the Director's Cash Account be made in a number of approximately equal annual cash installments, and/or (ii) payment from the Director's Stock Unit Account and the Director's Discounted Stock Unit Account be made in a number of annual installments, each of an approximately equal number of Stock Units. Such installment payments shall be made over a period of time specified by the Director, but not to exceed 15 years. Such elections may be made at any time until 12 months before the Payment Commencement Event designated pursuant to Section 2(c) . Each such election must be submitted to the Secretary of the Corporation in writing. A Director may make no more than one election pursuant to clause (1) in any calendar year. An election of an installment payment schedule pursuant to clause (2) is irrevocable except as provided in Section 2(g).

     (f) Renewal of Elections: Once a Deferral Election and designation of a Payment Commencement Event has been made, it will be automatically applied to Director's fees earned in all subsequent calendar years unless the Director changes or revokes either such election or designation. Each such change or revocation must be submitted to the Secretary of the Corporation in writing. However, except as provided in Section 2(e), each Deferral Election and designation of Payment Commencement Event is irrevocable as to Director's fees earned prior to the calendar year next following any change or revocation.

     (g) Renewal of Installment Election: An election of an installment payment schedule will automatically apply to amounts credited to a deferral account in each succeeding calendar year unless, prior to the commencement of such calendar year, the Director elects to change or revoke such installment payment schedule election, in which case his/her new election will control only with respect to amounts credited during calendar years following such new election.

     (h) Disability: In the event a Director becomes disabled, the payment commencement date and/or payment schedule with respect to a balance in a deferral account may be accelerated by the Plan Committee, in its sole discretion. 'Disabled' means unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of six (6) months or longer.

     (i) Death: A Director may designate a beneficiary (and change such beneficiary, from time to time) for payment of any balance of the deferral account at the Director's death. Upon a Director's death, any balance in the deferral account (including amounts credited to such account as specified in Section 3(b) and Section 4(b)) will be paid to the deceased Director's beneficiary at the end of the first calendar quarter which ends at least 30 days after the Director dies. If no beneficiary has been designated, the Director's estate will be deemed the beneficiary, and any payments pursuant to this Section 2(i) will be paid, either at the end of the first calendar quarter which ends at least 30 days after appointment of the deceased Director's legal representative, or such earlier date as may be determined by the Plan Committee, in its sole discretion.

     (j)  Mandatory Deferrals:   The Board of Directors may,
from time to time, determine that certain payments made to Directors shall be mandatorily deferred under this Plan. If, in conjunction with such determination, the Board specifies the deferral account(s) to which such payment shall be credited or the Payment Commencement Event applicable to such deferral, then such specifications shall be applied to the deferral as if the recipient Director had made a timely Deferral Election with respect to such payment under Section 2(a) and had designated a Payment Commencement Event under Section 2(c). With respect to any such mandatory deferral, the Board may also specify restrictions on changes or revocations of Deferral Elections (or deemed Deferral Elections) and Payment Commencement Event designations under Section 2(f), in which event Section 2(f) shall be inoperative as to such mandatory deferral to the extent of the specified restrictions.



Section 3.  Credits and Debits to Director's Cash Account

-----------------------------------------------------------

    (a) Principal: The Corporation will create and maintain on its books a Director's Cash Account for each Director who has made a Deferral Election to such an account under Section 2(a). The Corporation will credit to such account the amount of any Director's fee which would have been paid to the Director, but which is not pursuant to such Deferral Election, as of the date the fee would have otherwise been payable.

    (b) Interest: At the end of each calendar quarter, regardless of whether any other credits are then made to the Director's Cash Account or whether the Director is then a Director, the Corporation will also credit to the Director's Cash Account a sum which is equal to the product of (i) the average daily balance in the Director's Cash Account for the quarter (without regard to any debits made at the end of such quarter), times (ii) one-fourth of the annual Base Rate (prime rate) for corporate borrowers quoted by Morgan Guaranty Trust Company of New York as of the first business day of the quarter.



    (c) Debits: At the end of each calendar quarter, the Corporation will make a payment if required under the payment schedule for such Director's Cash Account and will debit the Director's Cash Account for the amount thereof. Payment with respect to a Director's Cash Account will be in cash only.

    (d) Mid-quarter Payments: If Payment is to be made other than at the end of a calendar quarter in accordance with a determination pursuant to Section 2(h) or to Section 2(i), prior to such payment, the Corporation will credit to the Director's Cash Account an amount equal to the product of (i) the average daily balance In the Director's Cash Account for the period from the beginning of the calendar quarter to the date of payment (without regard to any debits to be made upon such payment), times (ii) a fraction of the annual Base Rate (prime rate) for corporate borrowers quoted by Morgan Guaranty Trust Company of New York as of the first business day of the quarter, the numerator of which is the number of days in the period described in clause (i), and the denominator of which is 365.



Section 4.  Credits and Debits to Director's Stock Unit Account

-----------------------------------------------------------

    (a) Stock Units: The Corporation will create and maintain on its books a Director's Stock Unit Account for each Director who has made a Deferral Election under Section 2(a) and expressly specifies deferral to such an account. The Corporation will credit to such account the number of Stock Units equal to the number of shares of the Corporation's common stock that could be purchased with the amount of any Director's fee which would have been paid to the Director, but which is not pursuant to such Deferral Election, as of the date the fee would have otherwise been payable. The number of Stock Units will be calculated to three decimals by dividing the amount of the Director's fee as to which a Director's Stock Unit Account Deferral Election was made by the closing price of the Corporation's common stock as reported on the New York Stock Exchange as of the date the fee would have otherwise been payable.

    (b) Dividends: As of the date any dividend is paid to holders of shares of the Corporation's common stock, each Director's Stock Unit Account, regardless of whether the Director is then a Director, will be credited with additional Stock Units equal to the number of shares of the Corporation's common stock that could have been purchased with the amount which would have been paid as dividends on that number of shares (including fractions of a share to three decimals) of the Corporation's common stock equal to the number of Stock Units attributed to such Director's Stock Account as of the record date applicable to such dividend. The number of additional Stock Units to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the closing price of the Corporation's common stock as reported on the New York Stock Exchange as of the date the dividend would have been paid. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Plan Committee.

    (c) Debits and Calculation of Payments: The Corporation will debit the Director's Stock Unit Account for Stock Units as required under the payment schedule for such Director's Stock Unit Account. Payment with respect to whole Stock Units will be in shares of the Corporation's common stock only, at the rate of one share of common stock per Stock Unit. With respect to fractional Stock Units, payment will be made in cash only, and calculated by multiplying the fractional number of the Stock Unit to be debited by the closing price of the Corporation's common stock as reported on the New York Stock Exchange as of the last business day of the week preceding the week of the date the Stock Units are payable. Should payment with respect to Stock Units be made after the record date, but before the payment date applicable to a dividend paid to holders of shares of the Corporation's common stock, Stock Units credited a Director's Stock Unit Account in consequence of such dividend payment will be calculated as cash payments and paid within thirty days of such credit.

    (d) Adjustment: If at any time the number of outstanding shares of the Corporation's common stock is increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of Stock Units with which each Director's Stock Unit Account is credited will be increased in the same proportion as the outstanding number of shares of the Corporation's common stock is increased. If the number of outstanding shares of common stock is decreased as the result of any combination, reverse stock split or reclassification of shares, the number of Stock Units with which each Director's Stock Unit Account is credited will be decreased in the same proportion as the outstanding number of shares of the Corporation's common stock is decreased. In the event the Corporation is consolidated with or merged into any other corporation and holders of shares of the Corporation's common stock receive shares of the capital stock of the resulting or surviving corporation, there shall be credited to each Director's Stock Unit Account, in lieu of the extant Stock Units, new Stock Units in an amount equal to the product of the number of shares of capital stock exchanged for one share of the Corporation's common stock upon such consolidation or merger, and the number of Stock Units with which such account then is credited. If, in such a consolidation or merger, holders of shares of the Corporation's common stock receive any consideration other than shares of the capital stock of the resulting or surviving corporation or its parent corporation, the Plan Committee will determine any appropriate change in Director's Stock Unit Accounts.



Section 4A.  Credits and Debits to Director's Discounted Stock
Unit Account

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    Director's Discounted Stock Unit Accounts shall be
established and administered in the same manner as Director's Stock Unit Accounts as set forth in Section 4 such that all references therein to a "Director's Stock Unit" may be substituted with "Director's Discounted Stock Unit Account"; provided, however, that, in the case of such substitution, the calculation of Stock Units to be credited upon deferral of a Director's fee pursuant to Section 4(a) and upon crediting of dividend equivalents pursuant to Section 4(b) and the last sentence of Section 4(c) shall be based on the applicable closing price of the Corporation's common stock less ten percent (10%).



Section 5.  Unfunded Arrangement

--------------------------------

    (a) Neither this Plan nor any deferral account will be funded; a deferral account and all entries thereto constitute bookkeeping records only and do not relate to any specific funds or shares of the Corporation. Payments due with respect to balances in a deferral account will be made from the general assets of the Corporation, and the right of any participant to receive future payments under this Plan's provisions will be an unsecured claim against such assets.



Section 6.  Administration

--------------------------

    (a) Plan Committee: The Plan will be administered by a Plan Committee, which will be the Public Policy and Nominating Committee of the Board of Directors of the Corporation, or such other Committee as may be appointed by the Board of Directors of the Corporation, and may include Directors who have elected to participate in the Plan. No member of the Plan Committee will be liable for any act done or determination made in good faith.



    (b) Committee Determination Final: The construction and interpretation of any provision of the Plan by the Plan Committee, and a determination by the Plan Committee of the amount of any deferral account, will be final and conclusive.

    (c) Amendments: The Corporation, subject to approval of its Board of Directors, reserves the right to terminate, modify or amend this Plan, effective prospectively as of the first day of any calendar quarter; provided, however, that the Plan will not be subject to termination, modification or amendment with respect to any balance of a deferral account and rights therein, including the right to future interest pursuant to
Section 3(b) and future dividends pursuant to Section 4(b), unless the affected Director consents.

    (d) Non-Alienation: No Director (or estate of a Director) will have power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor will any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

    (e) Expenses: The expenses of administering the Plan will be borne by the Corporation and not be charged against any deferral account.

    (f) Withholding: The Corporation may deduct from all cash payments any taxes required to be withheld with respect to such payments. In order to enable the Corporation to meet any applicable federal, state or local withholding tax requirements arising as a result of payments made hereunder in the form of stock, a Director shall pay the Corporation the amount of tax to be withheld or may elect to satisfy such obligation by having the Corporation withhold shares that otherwise would be delivered to the Director pursuant to the deferral account payment for which the tax is being withheld, by delivering to the Corporation other shares of common stock of the Corporation owned by the Director prior to the payment date, or by making a payment to the Corporation consisting of a combination of cash and such shares of common stock. Such an election shall be made prior to the date to be used to determine the tax to be withheld. The value of any share of common stock to be withheld by, or delivered to, the Corporation pursuant to this Section 6(f) shall be the closing price of the Corporation's common stock as reported on the New York Stock Exchange on the date to be used to determine the amount of tax to be withheld.

    (g) Effect of IRS Determination: If any amounts deferred pursuant to the Plan are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income by a Director prior to payment of such amounts from his/her deferral account, such amounts will be immediately paid to such Director, notwithstanding elections pursuant to Section 2.

    (h) Change of Control: A "Change of Control" will be deemed to have occurred if:

    (i) a change in control of the Corporation would be required to be reported in response to Item 1 (a) of the Current
Report on Form 8-K, as in effect on the date set forth below , pursuant to Sections 13 or 15 (d) of the Exchange Act, whether or not the Corporation is then subject to such reporting requirement;

    (ii) there is consummated (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving company or pursuant to which shares of the Corporation's common stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's common stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving company immediately after the merger; or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, provided, that the divestiture of less than substantially all of the assets of the Corporation in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary or otherwise, is not a Change in Control;

    (iii) any 'person' within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as in effect on the date set forth below, (x) becomes the 'beneficial owner' as defined in Rule 13d-3 of more than 20% of the then outstanding voting securities of the Corporation, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board; or (y) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of the Corporation or for any other matter or question, more than 20% of the then outstanding voting securities of the Corporation, otherwise than through an arrangement or arrangements consummated with the prior approval of the Board;

    (iv) if during any period of twenty-four consecutive months, Present Directors and New Directors cease for any reason to constitute a majority of the Board. For those purposes, 'Present Directors' means individuals who, at the beginning of such consecutive twenty-four month period, were members of the Board of Directors and 'New Directors' means any director whose election by the Board or whose nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Present Directors or New Directors; or

    (v) any 'person' within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as in effect on the date set forth below, that is the 'beneficial owner' as defined in Rule 13d-3 of 20% or more of the then outstanding voting securities of the Corporation commences soliciting proxies from the Corporation's shareholders.



    Notwithstanding the foregoing, Present Directors and New
Directors may, by two-thirds vote of such Directors, declare that a given transaction is not a Change in Control of the Corporation for purposes of this Plan.



    (i) Stock Unit Status: Stock Units are not, and do not constitute, shares of the Corporation's common stock, and no right as a holder of shares of the Corporation's common stock devolves upon a Director by reason of participation in this Plan.



IN WITNESS WHEREOF, Praxair, Inc. has caused this document to be executed as of the 1st day of October, 1996.



                          PRAXAIR, INC.







                          By: ____D. H. Chaifetz_______

                                  D. H. Chaifetz

                                Vice President, General
                                Counsel and Secretary